UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

______________

SCHEDULE 13G
______________

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Clementia Pharmaceuticals Inc.

(Name of Issuer)

Common Shares, no par value

(Title of Class of Securities)

185575107

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐   Rule 13d-1(b)
☐   Rule 13d-1(c)
☒   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 185575107	13G	Page 2 of 21

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
New Enterprise Associates 15, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
2,706,283 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
2,706,283 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,706,283 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 185575107	13G	Page 3 of 21

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
NEA Partners 15, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
2,706,283 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
2,706,283 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,706,283 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 185575107	13G	Page 4 of 21

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
NEA 15 GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited liability company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
2,706,283 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
2,706,283 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,706,283 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 185575107	13G	Page 5 of 21

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Peter J. Barris

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
2,706,283 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
2,706,283 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,706,283 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 185575107	13G	Page 6 of 21

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Forest Baskett

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
2,706,283 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
2,706,283 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,706,283 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 185575107	13G	Page 7 of 21

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Anthony A. Florence, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
2,706,283 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
2,706,283 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,706,283 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 185575107	13G	Page 8 of 21

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Mohamad H. Makhzoumi

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
2,706,283 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
2,706,283 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,706,283 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 185575107	13G	Page 9 of 21

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Joshua Makower

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
2,706,283 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
2,706,283 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,706,283 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 185575107	13G	Page 10 of 21

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
David M. Mott

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
2,706,283 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
2,706,283 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,706,283 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 185575107	13G	Page 11 of 21

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Scott D. Sandell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
2,706,283 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
2,706,283 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,706,283 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 185575107	13G	Page 12 of 21

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Peter W. Sonsini

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
2,706,283 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
2,706,283 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,706,283 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 185575107	13G	Page 13 of 21

Item 1(a).	Name of Issuer:

Clementia Pharmaceuticals Inc. (the "Issuer").

Item 1(b).	Address of Issuer's Principal Executive Offices:

4150 Sainte-Catherine Street West, Suite 550, Montreal, Quebec, Canada H3Z 2Y5.

Item 2(a).	Names of Persons Filing:

This statement is being filed by New Enterprise Associates 15, L.P. ("NEA 15"); NEA Partners 15, L.P. ("NEA Partners 15"), which is the sole general partner of NEA 15; NEA 15 GP, LLC ("NEA 15 GP"), which is the sole general partner of NEA Partners 15; and Peter J. Barris ("Barris"), Forest Baskett ("Baskett"), Anthony A. Florence, Jr. ("Florence"), Mohamad H. Makzhoumi ("Makhzoumi"), Joshua Makower ("Makower"), David M. Mott ("Mott"), Scott D. Sandell ("Sandell"), Peter W. Sonsini ("Sonsini") (collectively, the "Managers"), Jon M. Sakoda ("Sakoda") and Ravi Viswanathan ("Viswanathan").  The persons in this Item 2(a) are sometimes referred to collectively herein as the "Reporting Persons".

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of NEA 15, NEA Partners 15 and NEA 15 GP is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.  The address of the principal business office of each of Barris and Mott is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815.  The address of the principal business office of Baskett, Makhzoumi, Makower, Sandell and Sonsini is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Florence is New Enterprise Associates, 104 5th Avenue, 19th Floor, New York, NY 10001.

Item 2(c).	Citizenship:

Each of NEA 15 and NEA Partners 15 is a Delaware limited partnership.  NEA 15 GP is a Delaware limited liability company.  Each of the Managers is a United States citizen.

Item 2(d).	Title of Class of Securities:

Common shares, no par value ("Common Shares").

Item 2(e).	CUSIP Number:

185575107.

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

CUSIP No. 185575107	13G	Page 14 of 21

Item 4.	Ownership.

(a)
Amount Beneficially Owned: NEA 15 is the record owner of 2,706,283 shares of Common Shares as of December 31, 2018 (the "Shares").  As the sole general partner of NEA 15, NEA Partners 15 may be deemed to own beneficially the Shares.  As the sole general partner of NEA Partners 15, NEA 15 GP likewise may be deemed to own beneficially the Shares.  As the individual Managers of NEA 15 GP, each of the Managers also may be deemed to own beneficially the Shares.

(b)
Percent of Class:  See Line 11 of cover sheets.  The percentages set forth on the cover sheet for each Reporting Person are calculated based on 37,017,584 shares of Common Stock reported by the Issuer to be outstanding as of October 29, 2018 on the Issuer's prospectus filed under Rule 424(b)(5) with the Securities and Exchange Commission on October 30, 2018.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: See Line 5 of cover sheets.

(ii)	shared power to vote or to direct the vote: See Line 6 of cover sheets.

(iii)	sole power to dispose or to direct the disposition of: See Line 7 of cover sheets.

(iv)	shared power to dispose or to direct the disposition of: See Line 8 of cover sheets.

Each Reporting Person disclaims beneficial ownership of such Securities except for the shares, if any, such Reporting Person holds of record.

Item 5.	Ownership of Five Percent or Less of a Class.

Each of Sakoda and Viswanathan has ceased to beneficially own five percent (5%) or more of the Issuer's outstanding Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

CUSIP No. 185575107	13G	Page 15 of 21

Item 8.	Identification and Classification of Members of the Group.

Not applicable.  The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b).

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.  This Schedule 13G is not filed pursuant to Rule 13d‑1(b) or Rule 13d–1(c).

Material to be Filed as Exhibits.

Exhibit 1 – Agreement regarding filing of joint Schedule 13G.

Exhibit 2 – Power of Attorney regarding filings under the Securities Exchange Act of 1934, as amended.

CUSIP No. 185575107	13G	Page 16 of 21

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:       February 13, 2019

NEW ENTERPRISE ASSOCIATES 15, L.P.

By:	NEA PARTNERS 15, L.P.
General Partner

By:	NEA 15 GP, LLC
General Partner

By:                 *
Louis S. Citron
Chief Legal Officer

NEA PARTNERS 15, L.P.

By:	NEA 15 GP, LLC
General Partner

By:                 *
               Louis S. Citron
               Chief Legal Officer

NEA 15 GP, LLC

By:                  *
 Louis S. Citron
 Chief Legal Officer

* Peter J. Barris

* Forest Baskett

CUSIP No. 185575107	13G	Page 17 of 21

* Anthony A. Florence, Jr.

* Mohamad H. Makhzoumi

* Joshua Makower

* David M. Mott

* Scott D. Sandell

* Peter W. Sonsini

*By: /s/ Sasha O. Keough
                       Sasha O. Keough
       As attorney-in-fact

This Amendment No. 1 to Schedule 13G was executed by Sasha O. Keough on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which is attached as Exhibit 2.

CUSIP No. 185575107	13G	Page 18 of 21

EXHIBIT 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Clementia Pharmaceuticals Inc.

EXECUTED this 13th day of February, 2019.

NEW ENTERPRISE ASSOCIATES 15, L.P.

By:	NEA PARTNERS 15, L.P.
General Partner

By:	NEA 15 GP, LLC
General Partner

By:                 *
Louis S. Citron
Chief Legal Officer

NEA PARTNERS 15, L.P.

By:	NEA 15 GP, LLC
General Partner

By:                 *
               Louis S. Citron
               Chief Legal Officer

NEA 15 GP, LLC

By:                  *
 Louis S. Citron
 Chief Legal Officer

* Peter J. Barris

* Forest Baskett

CUSIP No. 185575107	13G	Page 19 of 21

* Anthony A. Florence, Jr.

* Mohamad H. Makhzoumi

* Joshua Makower

* David M. Mott

* Scott D. Sandell

* Peter W. Sonsini

*By: /s/ Sasha O. Keough
                       Sasha O. Keough
       As attorney-in-fact

This Agreement was executed by Sasha O. Keough on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which is attached as Exhibit 2.

CUSIP No. 185575107	13G	Page 20 of 21

EXHIBIT 2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Louis S. Citron, Timothy Schaller, Sasha Keough and Stephanie Brecher, and each of them, with full power to act without the others, his or her true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his or her capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Financial Industry Regulatory Authority, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of March, 2017.

/s/ M. James Barrett
M. James Barrett

/s/ Peter J. Barris
Peter J. Barris

/s/ Forest Baskett
Forest Baskett

/s/ Ali Behbahani
Ali Behbahani

/s/ Colin Bryant
Colin Bryant

/s/ Carmen Chang
Carmen Chang

/s/ Anthony A. Florence, Jr.
Anthony A. Florence, Jr.

/s/ Carol G. Gallagher
Carol G. Gallagher

/s/ Dayna Grayson
Dayna Grayson

/s/ Patrick J. Kerins
Patrick J. Kerins

CUSIP No. 185575107	13G	Page 21 of 21

/s/ P. Justin Klein
P. Justin Klein

/s/ Vanessa Larco
Vanessa Larco

/s/ Joshua Makower
Joshua Makower

/s/ Mohamad H. Makhzoumi
Mohamad H. Makhzoumi

/s/ Edward T. Mathers
Edward T. Mathers

/s/ David M. Mott
David M. Mott

/s/ Sara M. Nayeem
Sara M. Nayeem

/s/ Jason R. Nunn
Jason R. Nunn

/s/ Gregory Papadopoulos
Gregory Papadopoulos

/s/ Chetan Puttagunta
Chetan Puttagunta

/s/ Jon Sakoda
Jon Sakoda

/s/ Scott D. Sandell
Scott D. Sandell

/s/ A. Brooke Seawell
A. Brooke Seawell

/s/ Peter W. Sonsini
Peter W. Sonsini

/s/ Melissa Taunton
Melissa Taunton

/s/ Frank M. Torti
Frank M. Torti

/s/ Ravi Viswanathan
Ravi Viswanathan

/s/ Paul E. Walker
Paul E. Walker

/s/ Rick Yang
Rick Yang